================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             CAPITAL HOLDINGS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

================================================================================



                             CAPITAL HOLDINGS, INC.








                            NOTICE OF ANNUAL MEETING


                                       AND


                                 PROXY STATEMENT





                           ANNUAL SHAREHOLDERS MEETING

                                   MAY 5, 1999



================================================================================

                             CAPITAL HOLDINGS, INC.
                               5520 Monroe Street
                               Sylvania, OH 43560

                           NOTICE OF ANNUAL MEETING OF
                             SHAREHOLDERS TO BE HELD
                                   May 5, 1999

TO THE HOLDERS OF SHARES OF COMMON STOCK:

         Notice is hereby given that the Annual Meeting of the Shareholders of Capital Holdings, Inc. (the "Corporation") will be held at The Franciscan Life Center, Lourdes College, 6832 Convent Boulevard, Sylvania, Ohio, on Wednesday, May 5, 1999, at 6:30 p.m. (local time), for the purpose of considering and voting upon the following matters:

1. The election of five Directors (to be elected to Class III of the Corporation's staggered Board of Directors) to serve a three-year term or until their successors shall have been elected and qualified.

2. To consider and act upon an amendment to Article Fourth of the Corporation's Articles of Incorporation to increase the total number of the Corporation's authorized no par value common shares from 3,000,000 to 20,000,000 and to effect a three for one stock split.

3. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. THE BOARD OF DIRECTORS AT PRESENT KNOWS OF NO OTHER BUSINESS TO BE PRESENTED BY OR ON BEHALF OF THE CORPORATION.

         Shareholders of record at the close of business on March 15, 1999, are the only shareholders entitled to notice of and to vote at the Annual Shareholders Meeting.

                                          By order of the Board of Directors


                                                  /s/ John S. Szuch
                                          John S. Szuch, Chairman and Chief
                                            Executive Officer


April 7, 1999

                                    IMPORTANT

         WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE MARK, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE. NO POSTAGE IS REQUIRED.

                             CAPITAL HOLDINGS, INC.
                                 SYLVANIA, OHIO


                                 PROXY STATEMENT

                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Capital Holdings, Inc. (the "Corporation") of proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 5, 1999, in accordance with the foregoing notice.

         Capital Holdings, Inc. is a registered bank holding company of which Capital Bank, N.A. (hereinafter collectively "Corporation") is its principal subsidiary.

         The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Corporation. All costs associated with the solicitation will be borne by the Corporation. The Corporation does not intend to solicit proxies other than by use of the mails, but certain officers and regular employees of the Corporation or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The proxy materials are first being mailed to shareholders on April 7, 1999.

         Any shareholder executing a proxy has the right to revoke it by the execution of a subsequently dated proxy, by written notice delivered to the Secretary of the Corporation prior to the exercise of the proxy or in person by voting at the meeting. The shares will be voted in accordance with the direction of the shareholder as specified on the proxy. In the absence of instructions, the proxy will be voted "FOR" the election of the five persons listed in this Proxy Statement.

                                VOTING SECURITIES

         Only shareholders of record at the close of business on March 15, 1999, will be eligible to vote at the Annual Meeting or any adjournment thereof. As of March 15, 1999, the Corporation had outstanding 2,023,625 shares of no par value common stock. Shareholders are entitled to one vote for each share of common stock owned as of the record date, and shall have the right to cumulate votes in the election of Directors in accordance with Ohio law. Cumulative voting permits a shareholder to multiply the number of shares held by the number of directors to be elected, and cast those votes for one candidate or spread those votes among several candidates as he or she deems appropriate.

         All Directors and Executive Officers of the Corporation as a group (comprised of eighteen individuals), beneficially held 534,113 shares of the Corporation's common stock as of March 15, 1999, representing 26.39 percent of the outstanding common stock of the Corporation.

                PROPOSAL #1 ELECTION OF DIRECTORS AND INFORMATION
                     WITH RESPECT TO DIRECTORS AND OFFICERS

CLASSIFICATION SYSTEM FOR THE ELECTION OF DIRECTORS

         The Corporation has a staggered system for the election of Directors. Directors are divided into three classes as nearly equal in number as possible. The Corporation has sixteen Directors, and they are elected to serve a three-year term.

INFORMATION WITH RESPECT TO NOMINEES

         The following information is provided with respect to each Class III (term to expire in 2002) nominee for Director and each present and continuing Director whose term of office extends beyond the Annual Meeting of the Corporation's Shareholders. Those nominees receiving the greatest number of votes will be elected as Directors. There is no minimum number of votes required to elect a Director.

                                                                                          Director of the
Name and Age                          Principal Occupation Past 5 Years                 Corporation Since
------------                          ---------------------------------                 -----------------
George A. Isaac, III                President and Chief Executive Officer of The                 1988
(45)                                Isaac Corporation (scrap processor/broker;
                                    commercial real estate and development);
                                    Director of the Corporation

Bruce K. Lee (1)                    Executive Vice President and Director                        1999
(38)                                of the Corporation


W. Geoffrey Lyden, III              President of The Lyden Company (petroleum                    1988
(46)                                marketing); Director of the Corporation

James D. Sayre                      President of M&S Manufacturing Co.                           1988
(53)                                (automotive parts supplier); Director
                                    of the Corporation

John S. Szuch                       Chairman of the Board of Directors, Chief                    1988
(50)                                Executive Officer and Director of the
                                    Corporation


    THE DIRECTORS UNANIMOUSLY RECOMMEND A VOTE IN FAVOR OF THIS PROPOSAL #1.

INFORMATION WITH RESPECT TO DIRECTORS NOT STANDING FOR REELECTION

CLASS I  - (CONTINUING DIRECTORS WITH TERM TO EXPIRE 2000)

                                                                                          Director of the
Name and Age                           Principal Occupation Past 5 Years                Corporation Since
------------                           ---------------------------------                -----------------
James M. Appold                     President of Consolidated Biscuit Co.                        1988
(59)                                (consumer food business); Director of
                                    the Corporation

David P. Bennett                    President of Bennett Enterprises, Inc.                       1988
(69)                                (restaurant business); Director of the
                                    Corporation

Yale M. Feniger                     Chief Executive Officer of Fen Ltd.                          1988
(78)                                (airplane sales); Director of the Corporation

Harley J. Kripke                    President of Kripke & Associates, Inc.                       1999
(60)                                (steel recycling/brokerage); Director of the
                                    Corporation

Thomas W. Noe                       President of Vintage Coins & Cards                           1988
(44)                                (coin dealer); Director of the Corporation



                      {THIS SPACE INTENTIONALLY LEFT BLANK}

CLASS II - (CONTINUING DIRECTORS WITH TERM TO EXPIRE 2001)

                                                                                          Director of the
Name and Age                        Principal Occupation Past 5 Years                   Corporation Since
------------                        ---------------------------------                   -----------------
Michael C. Landin (2)               President of Michael Landin Associates                       1988
(55)                                (clothing broker); Director of the
                                    Corporation

Ronald R. Langenderfer              President of Centaur, Inc. (steel service center);           1988
(54)                                Director of the Corporation

Joel A. Levine                      Spengler Nathanson of Counsel P.L.L.;                        1988
(60)                                Director of the Corporation

Noel S. Romanoff                    Chief Executive Officer of Romanoff Electric                 1988
(57)                                Corp. (electrical contractor); Director of the
                                    Corporation

Scott J. Savage (3)                 President of SJS Investment Consulting, Inc.                 1999
(35)                                (investment advisor); Director of the Corporation

Robert A. Sullivan                  President, Chief Operating Officer, Secretary                1988
(44)                                and Director of the Corporation


(1) Mr. Lee previously served as Senior Vice President - Lending of Capital Bank, N.A. from August 1988 to June 1997.

(2) Mr. Landin previously served as President - Landin & Landin Clothiers, Inc. from January 1993 to November 1996.

(3) Mr. Savage previously served as Executive Vice President - Continental Capital from June 1986 to June 1995.

         The business experience of each of the above-listed nominees and Directors during the past five years was that typical to a person engaged in the principal occupation listed. Unless otherwise indicated, each of the nominees and Directors has had the same position or another executive position with the same employer during the past five years.

         Shareholders desiring to nominate individuals to serve as Directors may do so by following the procedure outlined in the Corporation's Code of Regulations requiring advance notice to the Corporation of such nomination and certain information regarding the proposed nominee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth the number and percentage of shares of common stock owned by the Directors and named Executive Officers of the Corporation and the name and address of any five percent or greater holder of the Corporation's common stock.

                                      AMOUNT AND NATURE
                                    OF BENEFICIAL OWNERSHIP
        NAME                             MARCH 15, 1999                                 PERCENTAGE
        ----                        -----------------------                             ----------
James M. Appold                             33,696 (1)                                     1.67%
David P. Bennett                            30,903 (2)                                     1.53
Yale M. Feniger                             22,393 (3)                                     1.11
George A. Isaac, III                        46,237 (4)                                     2.28
Michael P. Killian                           8,906 (5)                                        *
Stephen J. Kovatch                           1,973                                            *
Harley J. Kripke                            28,999 (6)                                     1.43
Michael C. Landin                            8,527 (7)                                        *
Ronald R. Langenderfer                      33,472 (8)                                     1.65
Bruce K. Lee                                12,972 (9)                                        *
Joel A. Levine                              13,451 (10)                                       *
W. Geoffrey Lyden, III                      31,916 (11)                                    1.58
Thomas W. Noe                                7,665 (12)                                       *
Noel S. Romanoff                            61,026 (13)                                    3.02
Scott J. Savage                              7,732 (14)                                       *
James D. Sayre                              17,428 (15)                                       *
Robert A. Sullivan                          87,118 (16)                                    4.31
John S. Szuch                               79,699 (17)                                    3.94
                                            ------

All Directors and Executive Officers
as a Group (18 persons)                    534,113                                        26.39%
===================================================================================================

*Represents less than one percent.

All shares shown as beneficially owned are shares over which the named person exercises sole voting or investment power except as set forth below and include options issued to Executive Officers under the terms of the Corporation's Incentive Stock Option Plans which are exercisable within 60 days of the date for which disclosure is provided.


 (1) Includes 4,110 option shares exercisable within 60 days.

 (2) Includes 313 shares held by spouse and 4,110 option shares exercisable within 60 days.

 (3) Includes 4,263 option shares exercisable within 60 days.

 (4) Includes 2,418 shares held by spouse, 5,100 shares held in child's trust and 4,010 option shares exercisable within 60 days.

 (5) Includes 1,828 shares held as custodian for minor children and 1,973 option shares exercisable within 60 days.

 (6) Includes 12,332 shares held by spouse and 7,095 shares held as custodian for children.

 (7) Includes 4,263 option shares exercisable within 60 days.

 (8) Includes 1,751 shares held in child's trust and 4,263 option shares exercisable within 60 days.

 (9) Includes 726 shares held in child's trust and 1,973 option shares exercisable within 60 days.

(10) Includes 4,263 option shares exercisable within 60 days.

(11) Includes 20,038 shares held by The Lyden Company, 1,214 shares held by spouse, 48 shares held in child's trust and 4,160 option shares exercisable within 60 days.

(12) Includes 4,413 option shares exercisable within 60 days.

(13) Includes 4,107 option shares exercisable within 60 days.

(14) Includes 126 shares held by spouse.

(15) Includes 4,213 option shares exercisable within 60 days.

(16) Includes 23,148 shares held by spouse and 4,310 shares held as custodian for minor children.

(17) Includes 22,793 shares held by spouse and 6,572 shares held as custodian for minor children.

COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

         The Board of Directors conducts its business through meetings of the Board and through its committees. In accordance with the Code of Regulations of the Corporation, the Board of Directors has appointed and maintains an Audit Committee, Compensation Committee, Investment Committee, Nominating Committee, Securities Committee and Loan Committee.

         The Audit Committee reviews with the Corporation's independent auditors, the audit plan, the scope and results of their audit engagement and the accompanying management letter, if any; reviews the scope and results of the Corporation's internal auditing procedures; consults with the independent auditors and management with regard to the Corporation's accounting methods and the adequacy of its internal accounting controls; approves professional services provided by the independent auditors; reviews the independence of the independent auditors; and reviews the range of the independent auditors' audit and nonaudit fees. The Audit Committee is composed of Messrs. Feniger, Isaac, Langenderfer, Levine and Sayre (Chairman). The Audit Committee met three times during 1998.

         The Compensation Committee is responsible for administering the Corporation's employee benefit plans including its stock option plans; setting the compensation of the Chairman of the Board, President, Executive Vice President and all Senior Vice Presidents; reviewing the criteria that form the basis for management's officer and employee compensation recommendations and reviewing management's recommendations in this regard. The Compensation Committee is composed of Messrs. Isaac (Chairman), Levine, Noe, Romanoff, Sayre, Sullivan and Szuch. The Compensation Committee met eight times during 1998.

         The Investment Committee is responsible for reviewing the securities portfolio of the Bank. The Corporation's Securities Committee reviews and makes recommendations to the full Board on matters affecting the market for the Corporation's common stock and the Corporation's dividend policy. The Loan Committee reviews loan policy matters and approves loan requests as required by internal policy.

         The Nominating Committee is responsible for review of existing Directors whose terms are expiring to determine whether they meet the criteria for renomination for another term, recommendations for replacements or additions to the Board of Directors for presentation to the full Board, review of Director performance, and maintenance and review of a list of potential future candidates. The Nominating Committee is composed of Messrs. Langenderfer, Lyden, Romanoff, Szuch and Sullivan (Chairman). The Nominating Committee met one time during 1998.

         The Board of Directors of the Corporation meets monthly for its regular meetings and upon call for special meetings. During 1998, the Board met 12 times. All Directors of the Corporation attended at least 75 percent of the Board and Committee Meetings that they were scheduled to attend during 1998.

         The Corporation compensates directors, other than those persons who serve as officers of the Corporation and its subsidiary, Capital Bank, N.A., in options of the Corporation's common stock pursuant to the Capital Holdings, Inc. Nonemployee Director Stock Option Plan (the "Director Option Plan"). Pursuant to the Director Option Plan, directors of the Corporation receive an option grant of 500 shares annually as a retainer and 50 shares per regular Board meeting attended. All options granted under the Director Option Plan contain an exercise price equal to the shares' fair market value as of the date of grant. Directors receive no cash compensation for their service as a director except for committee service, for which directors who are not employees of the Corporation, receive $350 per committee meeting attended.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table provides certain summary information concerning compensation paid or accrued by the Corporation and/or its subsidiaries, to or on behalf of the Corporation's Chairman and Chief Executive Officer and the four most highly compensated individuals for the fiscal years ended December 31, 1998, 1997, and 1996.

                           SUMMARY COMPENSATION TABLE
                                                                    Long-Term
                                    Annual Compensation          Compensation
                           --------------------------------     -------------
   Name and                                                         Option #           All Other
Principal Position         Year       Salary(1)    Bonus(2)     Awards(shares)     Compensation(3)
------------------         ----       ---------    --------     --------------     ---------------
Mr. John S. Szuch          1998      $198,000       $225,000        31,701           $37,616
Chairman and Chief         1997       188,000        195,000         2,500            34,315
  Executive Officer        1996       175,000        168,300         2,500            33,345

Mr. Robert A. Sullivan     1998      $198,000       $225,000        31,701           $36,321
President and Chief        1997       188,000        195,000         2,500            33,112
  Operating Officer        1996       175,000        168,300         2,500            32,289

Mr. Bruce K. Lee           1998      $136,000       $145,000        15,000           $21,200
Executive Vice President   1997       126,792        118,000         3,500            18,504
                           1996       116,600         95,000         1,500            17,104

Mr. Michael P. Killian     1998      $113,000        $75,000        13,167           $14,183
Senior Vice President      1997       108,000         59,000         1,000            12,606
                           1996       102,900         45,000           500            11,924

Mr. Stephen J. Kovatch     1998      $113,000        $65,000        15,667           $13,662
Senior Vice President      1997       108,000         54,000         1,000            12,400
                           1996       102,900         45,000           500            12,073
--------------------------------------------------------------------------------------------------

(1) Represents total cash compensation earned, including amounts earned but deferred at the election of these officers.

(2)  Represents cash bonus awarded.

(3)  Figures for 1998 represent:


       Capital Bank, N.A. Retirement Savings Plan (Szuch, Lee, Killian and
                     Kovatch - $11,989, Sullivan - $11,195);

          Capital Holdings, Inc. Supplemental Executive Retirement Plan
              (Szuch - $20,347, Sullivan - $20,902, Lee - $9,211,
                      Killian - $2,194, Kovatch - $1,673);

    Split dollar life insurance premiums (Szuch - $5,280, Sullivan - $4,224).

1998 STOCK OPTION GRANTS TABLE

         The following table sets forth stock options granted to the Corporation's Chairman and Chief Executive Officer and the Corporation's four other most highly compensated Executive Officers during 1998 under the Corporation's Incentive Stock Option Plans. Under new Securities and Exchange Commission regulations, companies are required to project an estimate of appreciation of the underlying shares of stock during the option term. The Corporation has elected to use the Black Scholes valuation model in the presentation of option grant values presented below. In computing the option values under the Black Scholes method, key assumptions included an estimated volatility of 20%, an expected dividend yield of 2%, and a risk free interest rate of 6% for options granted in May of 1998 and 4.6% for options granted in January of 1999.

                                                                  Individual Grants
-----------------------------------------------------------------------------------------------------------
                                        % of Total
                                        Options Granted   Exercise
                         Options        to Employees      Price(2)
            Name         Granted(1)         in 1998       Per Share      Expiration Date       Option Value
            ----         -------        ---------------   ---------      ---------------       ------------
John S. Szuch              8,400               7%          $60.00        January 1, 2009          $128,184

John S. Szuch             23,301              20%           44.55        May 12, 2008              305,243

Robert A. Sullivan         8,400               7%           60.00        January 1, 2009           128,184

Robert A. Sullivan        23,301              20%           44.55        May 12, 2008              305,243

Bruce K. Lee               5,000               4%           60.00        January 1, 2009            76,300

Bruce K. Lee              10,000               9%           44.55        May 12, 2008              131,000

Michael P. Killian         1,750               2%           60.00        January 1, 2009            26,705

Michael P. Killian        11,417              10%           44.55        May 12, 2008              149,563

Stephen J. Kovatch         1,750               2%           60.00        January 1, 2009            26,705

Stephen J. Kovatch        13,917              12%           44.55        May 12, 2008              182,313
                         -------
                         107,236

(1) Options granted in 1998 are incentive stock options which are exercisable after five years from the date of grant with full vesting occurring after the fifth anniversary date; however, all options become immediately exercisable in the event of a change in control of the Corporation. These options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(2) Exercise price is the fair market value on the date of grant.

1998 STOCK OPTION EXERCISES AND YEAR-END VALUE TABLE

         The following table sets forth the number and value of all unexercised stock options held by Executive Officers at year-end. The value of "in-the-money" options refers to options having an exercise price which is less than the market price of the Corporation's stock on December 31, 1998. On that date, the Corporation's named Executive Officers held exercisable options which were "in-the-money" as discussed in the following table. In addition, the table sets forth the number of options exercised by each of the named Executive Officers during 1998 and indicates the amount of value realized upon such exercise.

                                                                       Number (#) of         Value ($) of
                                                                       Unexercised           Unexercised
                                                                          Options-              Options-
                                                                         12/31/98              12/31/98(2)
                                                                      --------------        --------------
                          Shares Acquired           Net Value($)       Exercisable/          Exercisable/
      Name                  on Exercise              Realized(1)       Unexercisable         Unexercisable
      ----                ---------------           ------------      --------------        --------------
John S. Szuch                  2,000                   $61,120         0/39,351              $0/528,383

Robert A. Sullivan             2,250                    68,760         0/39,351              0/528,383

Bruce K. Lee                       0                         0         1,973/22,152          84,108/320,998

Michael P. Killian                 0                         0         1,973/15,759          84,108/237,037

Stephen J. Kovatch               596                    21,146         0/18,259              0/275,662


(1) Represents estimated market value of the Corporation's common stock at exercise date, less the exercise price.

(2) Represents estimated market value of the Corporation's common stock at December 31, 1998, less the exercise price.



SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         The Corporation has a funded, non-qualified supplemental executive retirement plan (the "Supplemental Retirement Plan"), due to limitations imposed by federal law on the amount of retirement income that may be paid through the Corporation's Profit Sharing Plan. Under the Supplemental Retirement Plan, only employees selected by the Compensation Committee and approved by the Board of Directors are eligible to participate. As of the date of this proxy participation in the Supplemental Retirement Plan is limited to Mr. Szuch, Mr. Sullivan, Mr. Lee, Mr. Killian and Mr. Kovatch. Benefits under the Supplemental Retirement Plan are funded annually and are held in an irrevocable trust for the benefit of the participants. Payments under the Supplemental Retirement Plan have no effect on the funding or availability of funds under the Corporation's current Profit Sharing Plan nor on any future qualified plan. The following Executive Officers participated in the Supplemental Retirement Plan in 1998: Mr. Szuch ($20,347), Mr. Sullivan ($20,902), Mr. Lee ($9,211), Mr. Killian ($2,194)
and Mr. Kovatch ($1,673).

REPORT OF THE COMPENSATION COMMITTEE OF CAPITAL HOLDINGS, INC. ON COMPENSATION

         Under rules established by the Securities and Exchange Commission (the "SEC"), the Corporation is required to provide certain data and information in regard to the compensation and benefits provided to the Corporation's Chairman of the Board, President and Chief Executive Officer and, if applicable, the four other most highly compensated Executive Officers, whose compensation exceeded $100,000 during the Corporation's fiscal year. The disclosure requirements, as applied to the Corporation, include the Corporation's Chairman of the Board and Chief Executive Officer (John S. Szuch), its President and Chief Operating Officer (Robert A. Sullivan), its Executive Vice President (Bruce K. Lee) and two of its Senior Vice Presidents, Mr. Michael P. Killian, and Mr. Stephen J. Kovatch. The disclosure includes the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting such officers. Capital Holdings, Inc. is a holding company and owns a single operating subsidiary, Capital Bank, N.A. Capital Holdings, Inc. has no direct employees. All disclosures contained in this Proxy Statement regarding executive compensation reflect compensation paid by Capital Bank, N.A. The Compensation Committee of the Corporation has the responsibility of determining the compensation policy and practices with respect to all Executive Officers. At the direction of the Board of Directors, the Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

         Compensation Philosophy. During 1998 the Compensation Committee undertook a comprehensive review of the Corporation's compensation philosophy for Executive Officers. As a result of this review the Compensation Committee retained a compensation consulting firm to assist in the review of the Corporation's compensation practices and to make recommendations to the Compensation Committee regarding the level and method of delivery of compensation to the Corporation's Executive Officers. In December of 1998 the Compensation Committee recommended to the Corporation's Board of Directors the adoption a compensation strategy for Executive Officers modeled on the key aspects of the recommendation's received from the Corporation's compensation consultants. This report reflects the Corporation's compensation philosophy as endorsed by the Compensation Committee. The Compensation Committee makes a recommendation regarding the level of compensation for Mr. Szuch and Mr. Sullivan. The Compensation Committee determines the level of compensation for all other Executive Officers within the constraints of the amounts approved by the Board.

         Essentially, the executive compensation program of the Corporation has been designed to:

         o Support a pay-for-performance policy that awards Executive Officers for corporate performance. Compensation plans of the Corporation should strive to be more objective than discretionary while remaining flexible in order to adjust compensation of non-financial aspects of executive officer performance.

         o    Provide a competitive base salary.

         o Motivate key Executive Officers to achieve strategic business goals, with appropriate compensation practices such as bonuses and long term compensation components.

         o Provide compensation opportunities which are comparable to those offered by other peer group companies; thus allowing the Corporation to compete for and retain talented executives who are critical to the Corporation's long-term success. Generally, the Corporation strives to compensate its Executive officers at an overall compensation level commensurate with the 75th percentile of its peers.

                  Base Salary. Executive officer's salaries are determined by evaluation of the responsibilities of their position and by comparing salaries paid in the marketplace for executives with similar experience and responsibilities. A comparison group of bank holding companies was established based on one or more common traits with the Corporation, such as market capitalization, asset size, geographic location, similar line of business and financial returns on assets and equity. Individual salary increases are reviewed annually and are based on the executive officers performances and the Corporation's overall earnings during the preceding year, and are generally targeted to be at the median of the peer group.

                  Cash Bonus Plan. The Corporation maintains a cash bonus plan (the "Bonus Plan") which allocates a portion of each executive officers compensation to cash bonus paid annually. The Corporation targets to pay its executive officers at the 75th percentile of its peers with base salary targeted to the median of such peers and the balance paid in cash bonus and long term compensation. The allocation between cash bonus and long term compensation is generally targeted to be equal for the Corporation's Chairman and CEO (Mr. Szuch) and President and COO (Mr. Sullivan) while slightly weighted toward cash bonus amongst other executive officers. The award of a bonus to any employee under the terms of the Bonus Plan is discretionary and in the case of Messrs. Szuch and Sullivan is determined by the Board of Directors upon the recommendation of the Compensation Committee, and in all other cases is determined by the Compensation Committee upon recommendation of management.

                  Long-Term Compensation. Long-term incentive compensation is addressed by the Corporation's Incentive Stock Option Plan and the Nonemployee Director Stock Option Plan. These option plans are designed to provide long-term incentive to the executive officers and directors of the Corporation, and to better align the interest of management with those of the Corporation's shareholders. The Board generally believes that stock options provide an effective means of accomplishing its long-term compensation objectives, as the level of compensation is directly proportional to the level of appreciation in the market value of the Corporation's common stock subsequent to the date of the option grant.


CHIEF EXECUTIVE OFFICER'S AND CHIEF OPERATING OFFICER'S COMPENSATION

         The Compensation Committee considered the following factors in determining the base salary for 1999 for Mr. John S. Szuch, Chairman and CEO and Mr. Robert A. Sullivan, President and COO. The Compensation Committee has determined that while the job duties and responsibilities of Mr. Szuch and Mr. Sullivan are different, the relative contribution to attaining the Corporation's profitability objectives of each such officer is substantially similar. Therefore, the Compensation Committee has recommended and the Board of Directors has approved equal compensation for the Chairman & CEO and President & COO. In determining the level of compensation to be paid to Mr. Szuch and Mr. Sullivan the Compensation Committee and the Board took into account comparative data for comparable bank holding companies. Based upon these factors, the Compensation Committee increased the base pay of Mr. Szuch and Sullivan effective January 1, 1999. In addition, the Compensation Committee approved a cash bonus to each of Mr. Szuch and Mr. Sullivan in December of 1998 based upon the specific measurable and subjective performance goals. The measurable performance goal was the attainment of the 1998 profit plan. The Compensation Committee also considered certain subjective criteria such as the attainment of superior growth, and the development of key personnel. The Compensation Committee also awarded options to Mr. Szuch and Mr. Sullivan during 1998 under the Corporation's option plan incident to the Corporation's long term performance compensation objectives.

         Company's Position on Compliance with Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code (the "Code") limits the deduction allowable for federal income tax purposes to the Corporation for compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers in any year to $1 million, excluding qualified performance-based compensation. The Committee will continue to work to structure components of its executive compensation package to achieve maximum deductibility under Section 162(m), while at the same time considering the goals of its executive compensation philosophy.


THIS REPORT ON COMPENSATION IS SUBMITTED BY THE COMPENSATION COMMITTEE MEMBERS:

George A. Isaac, III, Chairman              James D. Sayre
Joel A. Levine                              Robert A. Sullivan
Thomas W. Noe                               John S. Szuch
Noel S. Romanoff



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         John S. Szuch, the Corporation's Chairman of the Board and Chief Executive Officer, and Robert A. Sullivan, the Corporation's President and Chief Operating Officer, served on the Compensation Committee of the Corporation, which is responsible for compensation matters (see "Report of the Compensation Committee of Capital Holdings, Inc. on Compensation" in this Proxy Statement).

         Although Messrs. Szuch and Sullivan served on the Compensation Committee, they did not participate in any decisions regarding their own compensation as an Executive Officer. Each year, the Compensation Committee recommends the amount of the bonus award for Messrs. Szuch and Sullivan (pursuant to the Cash Bonus Plan described elsewhere in this Proxy Statement) and salary for the ensuing year. Neither Mr. Szuch nor Mr. Sullivan participated in discussions nor decision-making relative to their own nor each other's compensation.

           PERFORMANCE GRAPH - FIVE-YEAR SHAREHOLDER RETURN COMPARISON

         The SEC requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has selected the Dow Jones Equity Market Index and the Dow Jones Regional Bank Index for purposes of this performance comparison. The chart below compares the value of $100 invested on December 31, 1993, in the Corporation's stock, the Dow Jones Equity Market Index and the Dow Jones Regional Bank Index.


*TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS


------------------------------------------------------------------------------------------------------------------------
                                          1993          1994          1995         1996          1997          1998
                                          ----          ----          ----         ----          ----          ----
CAPITAL HOLDINGS, INC.                   $100.00       $114.07      $135.89      $170.15       $215.71       $279.78
DOW JONES EQUITY MARKET INDEX            $100.00       $100.74      $138.69      $170.63       $228.57       $294.05
DOW JONES REGIONAL BANK INDEX            $100.00       $ 96.24      $153.91      $211.43       $330.28       $371.17
------------------------------------------------------------------------------------------------------------------------



ASSUMES $100 INVESTED ON DECEMBER 31, 1993 IN CAPITAL HOLDINGS, INC. COMMON STOCK, DOW JONES EQUITY MARKET INDEX & DOW JONES MAJOR REGIONAL BANK INDEX

PROPOSAL #2 TO AMEND ARTICLE FOURTH OF AMENDED ARTICLES OF INCORPORATION AND TO EFFECT A 3:1 STOCK SPLIT

          The Board of Directors recommends the amendment of Article Fourth of the Corporation's Amended Articles of Incorporation in the manner shown in Annex 1 hereto. The proposed Amendment to Article Fourth would change the number of authorized shares of the Corporation's Common Stock from three million (3,000,000) shares to twenty million (20,000,000) shares. This change would be effective upon the date of filing of the Amendment to the Amended Articles with the Secretary of State of the State of Ohio. In addition, adoption of Proposal #2 would effect a 3:1 stock split to all shareholders of record on June 30, 1999.

         The Board of Directors believes that it is in the best interest of the Corporation and its Shareholders that the Corporation have a sufficient number of authorized but unissued shares available for possible use in future acquisition and expansion opportunities that may arise, for general corporate needs such as future stock dividends or stock splits, and for other proper purposes within the limitations of the law. The Corporation has no current plans to use its authorized but unissued shares of Common Stock without par value for any particular purpose. Such shares would be available for issuance without further action by the Shareholders, except as otherwise limited by applicable law. Among other requirements, Ohio law provides that in connection with a merger or consolidation, issuance of shares that constitute one-sixth or more of the Corporation's voting power in the election of directors would require further Shareholder approval. The current proposal does not constitute such approval, and the Corporation would seek special approval of any merger that would trigger this provision of Ohio law.

         If additional shares of Common Stock are issued by the Corporation, it may potentially have an anti-takeover effect by making it more difficult to obtain Shareholder approval of various actions, such as a merger or removal of management. Additionally, the issuance of additional shares of Common Stock may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing Shareholders. The terms of any Common Stock issuance which will be determined by the Corporation's Board of Directors, will depend upon the reason for issuance and will be dependent largely on market conditions and other factors existing at the time. The increase in authorized shares of Common Stock has not been proposed in connection with any anti-takeover related purpose and the Board of Directors and management have no knowledge of any current efforts by any one to obtain control of the Corporation or to effect large accumulations of the Corporation's Common Stock.

         Under the Corporation's Articles of Incorporation, the shareholders of the Corporation have no preemptive rights to subscribe to or purchase any shares of Common Stock or other securities of the Corporation. Shareholders should also note that issuance of additional shares of capital stock would dilute the voting, dividend, liquidation and other rights of the capital stock presently outstanding.

         The resolutions attached to this Proxy Statement as Annex 1 will be submitted for adoption at the Annual Meeting. The affirmative vote of the holders of shares of the Common Stock, without par value, of the Corporation entitling them to exercise a majority of the voting power of such shares is necessary to adopt the proposed amendment. Proxies will be voted in favor of the resolutions unless otherwise instructed by the Shareholder. Abstentions and shares not voted by brokers and other entities holding shares on behalf of the beneficial owners will have the same effect as votes cost against the Amendment. The Board of Directors recommends adoption of the resolutions. If sufficient votes are received, Proposal 2 will be adopted, the amendment to the Corporation's Articles of Incorporation to increase the number of authorized shares will become effective upon filing of the Articles of Amendment with the Secretary of State of the State of Ohio and the 3:1 stock split will become effective on June 30, 1999.

THE DIRECTORS UNANIMOUSLY RECOMMEND A VOTE IN FAVOR OF THIS PROPOSAL #2.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Directors of the Corporation and their associates were customers of, and have had transactions with, the Corporation in the ordinary course of business during 1998.

         These transactions consisted of extensions of credit by the Corporation in the ordinary course of business and were made on substantially the same terms as those prevailing at the time for comparable transactions with other persons. In the opinion of the management of the Corporation, those transactions do not involve more than a normal risk of being collectible or present other unfavorable features. The Corporation expects to have, in the future, banking transactions in the ordinary course of its business with Directors and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the time of comparable transactions with others.

         Director Levine is of counsel to Spengler Nathanson, a law firm which performed services for the Corporation during 1998, and is expected to continue to provide services to the Corporation in the future.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and Directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

         Based solely on review of the copies of such forms furnished to the Corporation or written representations that no Form 5s were required, the Corporation believes that during 1998 all Section 16(a) filing requirements applicable to its officers and Directors were complied with, except for the late reporting of a single transaction, on a Form 4, by each of Isaac, Langenderfer, Landin, Lee, Lyden and Sayre due to an oversight by the Corporation's counsel in the preparation of the required Form 4's. The Corporation has no shareholders who are ten percent beneficial owners.

                              SELECTION OF AUDITORS

         Ernst & Young LLP has been appointed to serve as the Independent Auditor for the Corporation and its subsidiary for the fiscal year ended December 31, 1998. It is the intention of the Corporation to appoint Ernst & Young LLP as Independent Auditor for 1999. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and to have the opportunity to make any statements they consider appropriate.



                 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

         If any shareholder of the Corporation wishes to submit a proposal to be included in next year's Proxy Statement and acted upon at the annual meeting of the Corporation to be held in 2000, the proposal must be received by the Secretary of the Corporation at the principal executive offices of the Corporation, 5520 Monroe Street, Sylvania, Ohio, 43560, prior to the close of business on December 23, 1999. On any other proposal raised by a shareholder for next year's annual meeting, the Corporation intends that proxies received by it will be voted in the interest of the Corporation in accordance with the judgment of the persons named in the proxy and the proposal will be considered untimely, unless notice of the proposal is received by the Corporation not later than February 21, 2000.

         The Corporation's Code of Regulations establish advance notice procedures as to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. In order to make a director nomination at a shareholder meeting, it is necessary that you notify the Corporation not fewer than 14 days in advance of the meeting unless the Corporation provides shareholders less than 21 days notice of the meeting, and then notice of the nominations must be given not later than the seventh day after the notice of the meeting was mailed. In addition, the notice must meet all other requirements contained in our Code of Regulations. Any shareholder who wishes to take such action should obtain a copy of the Code of Regulations and may do so by written request addressed to the Secretary of the Corporation at the principal executive offices of the Corporation.



                                  OTHER MATTERS

         The Board of Directors of the Corporation is not aware of any other matters that may come before the meeting. However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of printing hereof and which may properly come before the meeting. A copy of the Corporation's 1998 report filed with the Securities and Exchange Commission, on Form 10-K, will be available without charge to shareholders on request. Address all requests, in writing, for this document to Michael P. Killian, Senior Vice President, Capital Holdings, Inc., 5520 Monroe Street, Sylvania, Ohio 43560.

                                                                        ANNEX 1


                      PROPOSED AMENDMENT TO ARTICLE FOURTH
                      OF AMENDED ARTICLES OF INCORPORATION

         RESOLVED, that Article Fourth of the Amended Articles of Incorporation of Capital Holdings, Inc. be, and they hereby are, amended in their entirety to read as follows:

         FOURTH: The maximum number of Common Shares which the Corporation is authorized to have outstanding is Twenty Million (20,000,000) shares, no par value.

         RESOLVED, FURTHER, that all of the Corporation's outstanding shares of no par value common stock be split and converted into three shares of the Corporation's no par value common as of June 30, 1999; and

         RESOLVED, FURTHER, that the proper officers of the Corporation be and hereby are authorized and directed to take all actions, execute all instruments, and make all payments which are necessary or desirable, in their discretion, to make effective the foregoing amendment to the Amended Articles of Incorporation of the Corporation, including, without limitation, filing a certificate of such amendment with the Secretary of State of the State of Ohio.

                                 OFFICIAL PROXY

THIS PROXY IS SOLICITED BY MANAGEMENT AND UNLESS OTHERWISE MARKED, WILL BE VOTED FOR THE PROPOSALS.

Be it known, that John S. Szuch and Robert A. Sullivan, or either of them, are appointed attorneys or attorney, with full power of substitution, including the right to vote cumulatively for and in the name of the undersigned, all shares of stock of Capital Holdings, Inc. which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of said company scheduled to be held at 6:30 p.m., May 5, 1999, at FRANCISCAN CENTER, LOURDES COLLEGE, Sylvania, Ohio 43560, or at any adjournment of recess thereof, such proxies being directed to vote as specified below and being authorized to vote in their discretion on any matter to come before the meeting and as to which a specified vote is not requested.

PROPOSAL 1. TO RE-ELECT THE FOLLOWING DIRECTORS TO SERVE FOR THE TERM INDICATED. PLEASE MARK AN "X" IN THE APPROPRIATE BOX. MANAGEMENT RECOMMENDS A "FOR" VOTE ON THE PROPOSAL.

       [  ]   FOR                                [   ]  WITHHOLD AUTHORITY
                                                        To vote for all nominees listed below
CLASS               TERM EXPIRES
-----               ------------
Class III               2002

1.   George A. Isaac, III      NOTE: Directors Appold, Bennett, Feniger, Kripke and Noe are
2.   Bruce K. Lee              members of Class I whose terms will expire in 2000. Directors
3.   W. Geoffrey Lyden, III    Landin, Langenderfer, Levine, Romanoff, Savage and Sullivan
4.   James D. Sayre            are members of Class II whose terms will expire in 2001.
5.   John S. Szuch

To withhold authority to vote for any individual nominee, write that name on the line.

PROPOSAL 2. TO APPROVE THE AMENDMENT TO THE ARTICLE FOURTH OF THE CORPORATION'S ARTICLES OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF THE CORPORATION'S AUTHORIZED NO PAR VALUE COMMON SHARES FROM 3,000,000 TO 20,000,000 AND TO EFFECT A THREE FOR ONE STOCK SPLIT.

    [   ] FOR                  [   ] AGAINST             [   ] ABSTAIN

     ----------------------------------------------------------------------

PROPOSAL 3. TO TRANSACT SUCH BUSINESS AS MAY LAWFULLY COME BEFORE THE STOCKHOLDERS AT SUCH ANNUAL MEETING.

If the above ballot is not marked, such proxies are authorized to vote the shares represented by this Proxy in accordance with their discretion.

ALL FORMER PROXIES ARE HEREBY REVOKED         Number of shares:
                                                               ----------------

                                              Date Signed:
-------------------------------------                     ---------------------
Titling of Stock

-------------------------------------         ---------------------------------
Signature of Stockholder                      Signature of Stockholder

(All joint owners should sign. When signing in fiduciary capacity or as a corporate officer, please give your full title as such.)